===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                           ------------------------

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                             ---------------------



DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 16, 1996



                              PAGING NETWORK, INC.
             (Exact name of registrant as specified in its charter)



                 DELAWARE                      0-19494         04-2740516
     (State or other jurisdiction of         (Commission     (I.R.S. Employer
      incorporation or organization)        File Number)     Identification No.)



       4965 PRESTON PARK BOULEVARD
             PLANO, TX 75093                                          75093
(Address of principal executive officers)                          (zip code)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (972) 985-4100

===============================================================================

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.  OTHER EVENTS

                     SELECTED FINANCIAL AND OPERATING DATA

     The following selected financial data for the five years ended December 31, 1995 are derived from the audited Consolidated Financial Statements of the Company. The financial data for the six-month periods ended June 30, 1995 and 1996, are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1996, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The data presented below should be read in conjunction with the Company's
Consolidated Financial Statements, related notes and other financial information included herein. See "Management's Discussion and Analysis of Financial
Condition and Results of Operations." Throughout this section the Company makes reference to EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is a key performance measure used in the paging industry and is one of the financial measures by which the Company's covenants are calculated under the agreements governing its debt obligations.
EBITDA is not a measure defined in generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles.


CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                                                                          SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                          JUNE 30,
                                             --------------------------------------------------------    -------------------
                                               1991        1992        1993        1994        1995        1995       1996
                                             --------    --------    --------    --------    --------    --------   --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Services, rent and maintenance revenues....  $145,793    $206,198    $294,979    $389,919    $532,079    $240,310  $325,811
Product sales..............................    20,575      51,600      78,915      99,765     113,943      54,756    59,741
                                             --------    --------    --------    --------    --------    --------  --------
Total revenues.............................   166,368     257,798     373,894     489,684     646,022     295,066   385,552
Cost of product sold.......................   (13,126)    (35,909)    (62,495)    (78,102)    (93,414)    (44,346)  (50,476)
                                             --------    --------    --------    --------    --------    --------  --------
                                              153,242     221,889     311,399     411,582     552,608     250,720   335,076
Services, rent and maintenance expenses....    25,093      37,437      57,343      74,453     109,484      48,727    69,561
Selling expenses...........................    21,491      34,135      44,836      60,555      67,561      31,938    39,081
General and administrative expenses........    49,397      74,754     108,993     136,539     174,432      81,240   102,867
Depreciation and amortization..............    41,154      58,683      87,430     107,362     148,997      67,420    96,855
                                             --------    --------    --------    --------    --------    --------  --------
Total operating expenses...................   137,135     205,009     298,602     378,909     500,474     229,325   308,364
                                             --------    --------    --------    --------    --------    --------  --------
Operating income...........................    16,107      16,880      12,797      32,673      52,134      21,395    26,712
Interest expense...........................    25,365      23,638      32,808      53,717     102,846      44,385    59,888
Interest income............................        --          --          --       3,079       6,511          --     2,538
                                             --------    --------    --------    --------    --------    --------  --------
Loss before extraordinary item.............    (9,258)     (6,758)    (20,011)    (17,965)    (44,201)    (22,990)  (30,638)
Extraordinary item(1)......................        --     (14,884)         --          --          --          --        --
                                             --------    --------    --------    --------    --------    --------  ---------
Net loss...................................  $ (9,258)   $(21,642)   $(20,011)   $(17,965)   $(44,201)   $(22,990) $(30,638)
                                             ========    ========    ========    ========    ========    ========  =========
Net loss per common share(2):
  Before extraordinary item................  $  (0.11)   $  (0.06)   $  (0.20)   $  (0.18)   $  (0.43)   $  (0.23) $  (0.30)
  Extraordinary item.......................        --       (0.15)         --          --          --          --        --


CONSOLIDATED BALANCE SHEET DATA:

                                                           DECEMBER 31,                                  JUNE 30, 1996
                                    ----------------------------------------------------------    ---------------------------
                                      1991        1992        1993        1994         1995         ACTUAL     AS ADJUSTED(3)
                                    --------    --------    --------    --------    ----------    ----------   --------------
                                                               (IN THOUSANDS)
Total assets......................  $190,645    $304,747    $371,556    $706,008    $1,228,338    $1,218,022     $1,443,772
Long-term obligations, including
  current maturities..............   146,029     267,000     342,500     504,000     1,150,000     1,195,516      1,421,266
Total stockholders' equity
  (deficit).......................    16,578      (4,818)    (23,366)    (39,908)      (80,784)     (109,233)      (109,233)

OTHER DATA:

                                                                                                              SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                          JUNE 30,
                                               ----------------------------------------------------------  ----------------------
                                                  1991        1992        1993        1994        1995        1995        1996
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
Pagers in service (at end of period)..........  1,281,643   2,077,954   3,068,569   4,408,842   6,737,907   5,415,269   7,881,764
Pagers in service per employee (at end of
  period).....................................        765         778         974       1,103       1,441       1,301       1,500
EBITDA (in thousands)......................... $   57,261  $   75,563  $  100,227  $  140,035  $  201,131  $   88,815  $  123,567
Capital expenditures (in thousands)........... $   71,875  $  145,970  $  145,625  $  213,308  $  312,289  $  120,400  $  191,340
EBITDA as a percentage of Net Revenues(4).....       37.4%       34.1%       32.2%       34.0%       36.4%       35.4%       36.9%
Ratio of earnings to fixed
  charges(5)..................................         --          --          --          --          --          --          --
Ratio of EBITDA to interest expense...........       2.26x       3.20x       3.05x       2.61x       1.96x       2.00x       2.06x
Ratio of long-term obligations, including
  current maturities, to EBITDA(6)............       2.55x       3.53x       3.42x       3.60x       5.72x       4.88x       5.07x

---------------

(1) Represents an extraordinary charge to terminate certain interest rate swaps and to write-off loan origination fees associated with the Company's prior credit agreement for its senior bank debt.

(2) Per share amounts have been restated to reflect stock splits in 1991, 1993 and 1995.

(3) As adjusted to give effect to the issuance of the Notes and the application of the net proceeds thereof. See "Use of Proceeds."

(4) Net Revenues represent revenues from services, rent and maintenance plus product sales less cost of products sold.

(5) Earnings consist of loss before extraordinary item plus fixed charges. Fixed charges consist of interest expense, amortization of debt financing costs, and the portion of rental expense which management believes is representative of the interest component of rental expense. For the years ended December 31, 1991, 1992, 1993, 1994, and 1995, and for the six months ended June 30, 1995 and 1996, earnings were insufficient to cover fixed charges by $9.3 million, $6.8 million, $20.0 million, $18.0 million, $44.2 million, $23.0 million and $30.6 million, respectively.

(6) The ratios of long-term obligations to EBITDA for the six months ended June 30, 1995 and 1996 have been calculated as long-term obligations outstanding as of June 30, 1995 and 1996 divided by EBITDA for the twelve months ended June 30, 1995 and 1996, respectively.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the consolidated financial condition and results of operations of the Company for the three years ended December 31, 1995 and the six months ended June 30, 1995 and 1996. It should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes included elsewhere herein. Throughout this section the Company makes reference to EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is a key performance measure used in the paging industry and is one of the financial measures by which the Company's covenants are calculated under the agreements governing its debt obligations. EBITDA is not a measure defined in generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles.

RESULTS OF OPERATIONS

     The following table presents certain items in the Consolidated Statements of Operations as a percentage of revenues from services, rent and maintenance plus product sales less the cost of products sold ("Net Revenues") for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996.

                                                                                      SIX MONTHS
                                                      YEAR ENDED DECEMBER 31,       ENDED JUNE 30,
                                                     --------------------------    ----------------
                                                      1993      1994      1995      1995      1996
                                                     ------    ------    ------    ------    ------
Net Revenues.......................................  100.0%    100.0%    100.0%    100.0%    100.0%
Operating expenses:
  Services, rent and maintenance...................   18.4      18.1      19.8      19.4      20.7
  Selling..........................................   14.4      14.7      12.2      12.8      11.7
  General and administrative.......................   35.0      33.2      31.6      32.4      30.7
  Depreciation and amortization....................   28.1      26.1      27.0      26.9      28.9
                                                     -----     -----     -----     -----     -----
Operating income...................................    4.1       7.9       9.4       8.5       8.0
Net loss...........................................   (6.4)     (4.4)     (8.0)     (9.2)     (9.1)
EBITDA.............................................   32.2      34.0      36.4      35.4      36.9

SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1995

     Net Revenues for the six months ended June 30, 1996 increased 33.6% over the same period ended June 30, 1995. Revenues from service, rent and maintenance, which the Company considers its primary business, increased 35.6% to $325.8 million for the six months ended June 30, 1996 compared to $240.3 million for the six months ended June 30, 1995. The increase was primarily due to continued growth in the number of pagers in service with subscribers of the Company. The number of pagers in service with subscribers at June 30, 1996 was 7,881,764, compared to 5,415,269 pagers in service with subscribers at June 30, 1995, an increase of 45.5%. Contributing to the growth in the number of pagers in service with subscribers is the Company's expanding local and national third-party reseller customer base, which includes the impact of the Company's National Accounts Division. The Company's National Accounts Division represents a new distribution strategy which gives the Company an opportunity to reach into broader markets, including consumers, by partnering with large companies that are regional or national in scope and have large client bases. In addition, the Company's National Accounts Division includes customer relationships with national resellers, where it sells pagers to major third parties and provides paging service at reduced rates. The resellers, in turn, lease or resell the pagers to their own subscribers and resell the Company's paging service under marketing agreements. As the Company increases reliance on distribution of pagers and paging services through resellers and marketing affiliates, the Company may experience increased variability in quarterly results relating to the net addition of pagers.

     Product sales, less cost of products sold, remained relatively flat for the six month periods ended June 30, 1996 and 1995 ($9.3 million and $10.4 million, respectively).

     Services, rent and maintenance expenses increased 42.8% to $69.6 million (20.7% of Net Revenues) for the six months ended June 30, 1996, compared to $48.7 million (19.4% of Net Revenues) for the six months ended June 30, 1995. This increase in services, rent and maintenance expenses and the increase as a percentage of Net Revenues were a result of growth in the number of pagers in service with subscribers of the Company, expenses associated with an increase in transmitter sites in order to ensure reliable transmission of enhanced messaging services, and expansion of the nationwide transmission networks.

     For the six months ended June 30, 1996, selling expenses increased 22.4% to $39.1 million (11.7% of Net Revenues) from $31.9 million (12.8% of Net Revenues) for the six months ended June 30, 1995. This increase resulted from the addition of sales personnel to support continued growth in both Net Revenues and the number of pagers in service with subscribers. The decline in selling expenses as a percentage of Net Revenues is primarily attributable to the expansion of local and national third-party resellers, for which the Company incurred less selling costs on units placed in service through this channel than through the direct channel. In addition, since sales commissions are paid at the time a new unit is placed in service and not in subsequent months when the unit continues to generate revenue, the Company's continued growth in the number of pagers in service results in the decline in selling expenses as a percentage of the Net Revenues.

     General and administrative expenses increased 26.6% to $102.9 million (30.7% of Net Revenues) for the six months ended June 30, 1996, compared to $81.2 million (32.4% of Net Revenues) for six months ended June 30, 1995. The increase in general and administrative expenses occurred to support the growth in the number of pagers in service with subscribers of the Company. The decline in general and administrative expenses as a percentage of Net Revenues is primarily attributable to the improved revenue performance of operations opened in 1992 through 1994. Historically, domestic start-up operations have typically required three to four years to achieve results similar to the Company's more mature operations.

     Depreciation and amortization expenses increased 43.7% to $96.9 million (28.9% of Net Revenues) for the first six months of 1996 compared to $67.4 million (26.9% of Net Revenues) for the first six months of 1995. The increases in depreciation and amortization expenses were primarily attributable to the increase in the number of pagers owned by the Company and leased to subscribers; the increase in other paging equipment, primarily in the number of transmitters, to support the increase in the number of units in service with subscribers; and the acquisitions discussed in Note 7 to the consolidated financial statements.

     Operating income increased from $21.4 million for the six months ended June 30, 1995 to $26.7 million for the six months ended June 30, 1996.

     As a result of the above factors, for the six months ended June 30, 1996, EBITDA increased 39.1% to $123.6 million (36.9% of Net Revenues) compared to $88.8 million (35.4% of Net Revenues) for the corresponding period in 1995. EBITDA and the percent of Net Revenues were negatively impacted by the start-up operations in the Company's international operations. For the six months ended June 30, 1996, domestic EBITDA increased 41.8% to $125.9 million (37.6% of Net Revenues).

     Interest expense increased $15.5 million for the six month period ended June 30, 1996, as compared to the corresponding period in 1995, due to a higher average level of indebtedness outstanding in 1996. The average level of indebtedness outstanding during the six months ended June 30, 1996 was approximately $1.2 billion compared to approximately $721.5 million outstanding during the six months ended June 30, 1995.

     Interest income for the six months ended June 30, 1996 was $2.5 million. The interest income was a result of investing the net proceeds of the 10.125% Senior Subordinated Notes issued in July 1995.

YEARS ENDED DECEMBER 31, 1995, DECEMBER 31, 1994 AND DECEMBER 31, 1993

     Net Revenues for the year ended December 31, 1995 were $552.6 million, an increase of 34.3% over $411.6 million for the year ended December 31, 1994. Net Revenues for the year ended December 31, 1994 increased 32.2% from $311.4 million for the year ended December 31, 1993. Revenues from services, rent and maintenance, which the Company considers its primary business, increased 36.5% to $532.1 million for the year ended December 31, 1995, compared to $389.9 million for the year ended December 31, 1994. Services, rent and maintenance revenues for the year ended December 31, 1994 increased 32.2% from $295.0 million for the year ended December 31, 1993. These increases were primarily due to continued growth in the number of pagers in service with subscribers of the Company. The number of pagers in service with subscribers at December 31, 1995, 1994 and 1993 was 6,737,907, 4,408,842, and 3,068,569, respectively. The increase in the pagers in service with subscribers from December 31, 1994 to December 31, 1995 and from December 31, 1993 to December 31, 1994 was 52.8% and 43.7%, respectively. The net gains in pagers in service in 1995 was 2,329,065, which includes the impact of the Company's National Accounts Division and approximately 343,000 pagers from the acquisition of certain paging assets of Comtech, Inc. -- Paging Division ("Comtech"); SNET Paging, Inc. and its wholly owned subsidiary, TNI Associates, Inc. ("SNET Paging"); PageAmerica of California; PageAmerica of Florida; Page Florida; International Paging Corp.; and Celpage, Inc. -- Atlanta Branch ("Celpage"). The Company's National Accounts Division represents a new distribution strategy which gives the Company an opportunity to reach into a broader market, including consumers, by partnering with large companies that are regional or national in scope and have large client bases. In addition, the Company's National Accounts Division includes customer relationships with national resellers, where it sells pagers to major third parties and provides paging service at reduced rates. The resellers, in turn, lease or resell the pagers to their own subscribers and resell the Company's paging service under marketing agreements.

     Product sales, less cost of products sold, was relatively flat for the year ended December 31, 1995 compared to the year ended December 31, 1994.
Product sales, less cost of products sold, were $20.5 million (3.7% of Net Revenues) for 1995 compared to $21.7 million (5.3% of Net Revenues) for 1994. Product sales, less cost of products sold, were $16.4 million (5.3% of Net Revenues) for the year ended December 31, 1993. The increase in product sales, less cost of products sold, from 1993 to 1994 was primarily attributable to the Company's continued expansion through indirect sales channels, which accounted for 1,994,867 and 1,204,850 pagers in service with subscribers at December 31, 1994 and 1993, respectively, an increase of 65.6%. The decline in product sales, less cost of products sold, as a percentage of Net Revenues in 1995 is primarily attributable to a lower product sales margin being derived in 1995 than in 1994 as a result of more competitive pricing for product sales. Management expects this competitive pricing trend to continue in 1996.

     Services, rent and maintenance expenses for the year ended December 31, 1995 increased 47.1% to $109.5 million (19.8% of Net Revenues) compared to $74.5 million (18.1% of Net Revenues) for the year ended December 31, 1994. Services, rent and maintenance expenses for the year ended December 31, 1994 increased by 29.8% from $57.3 million (18.4% of Net Revenues) for the year ended December 31, 1993. These increases in services, rent and maintenance expenses and the increase as a percentage of Net Revenues from 1994 to 1995 were a result of growth in the number of pagers in service with subscribers of the Company (including pagers added through acquisitions), expenses associated with an increase in transmitter sites in order to ensure reliable transmission of enhanced messaging services, and expansion of nationwide transmission networks.

     For the year ended December 31, 1995, selling expenses increased 11.6% to $67.6 million (12.2% of Net Revenues) from $60.6 million (14.7% of Net Revenues) for the year ended December 31, 1994. Selling expenses for the year ended December 31, 1994 increased by 35.1% from $44.8 million (14.4% of Net Revenues) for the year ended December 31, 1993. These increases resulted from the addition of sales personnel to support continued growth in both Net Revenues and the number of pagers in service with subscribers. The increase in selling expenses as a percentage of Net Revenues from 1993 to 1994 was also attributable in part to additional expenditures for advertising. Advertising expenditures increased from approximately $2.0 million (0.7% of Net Revenues) in 1993 to $7.8 million (1.9% of Net Revenues) in 1994. The decline in selling expenses as a percentage of Net Revenues for 1995 as compared to the prior year was attributable primarily to the expansion of local and national third-party resellers, for which the Company incurred less selling costs on units placed in service through this channel than through the direct channel. In addition, since sales commissions are paid at the time a new unit is placed in service and not in subsequent months when the unit continues to generate revenue, the Company's continued growth in the number of pagers in service results in the decline in selling expenses as a percentage of the Net Revenues.

     General and administrative expenses increased 27.8% to $174.4 million (31.6% of Net Revenues) for the year ended December 31, 1995, compared to $136.5 million (33.2% of Net Revenues) for the year ended

December 31, 1994. General and administrative expenses for the year ended December 31, 1994 increased by 25.3% from $109.0 million (35.0% of Net Revenues) for the year ended December 31, 1993. The increase in general and administrative expenses occurred to support the growth in the number of pagers in service with subscribers of the Company including pagers added through acquisitions. The decline in general and administrative expenses as a percentage of Net Revenues is primarily attributable to the improved revenue performance of operations opened in 1992 through 1994. Domestic start-up operations typically require three to four years to achieve results similar to the Company's more mature businesses.

     Depreciation and amortization expenses increased for the year ended December 31, 1995, as compared to the prior year by 38.8% from $107.4 million to $149.0 million. Depreciation and amortization expenses for the year ended December 31, 1994 increased by 22.8% from $87.4 million for the year ended December 31, 1993. These increases in depreciation and amortization expenses were primarily attributable to the increase in the number of pagers owned by the Company and leased to subscribers; the increase in other paging equipment, primarily in the number of transmitters, to support the increase in the number of units in service with subscribers; and the aforementioned acquisitions.

     Operating income increased 59.6% from $32.7 million for the year ended December 31, 1994 to $52.1 million for the year ended December 31, 1995. Operating income for the year ended December 31, 1994 increased 155.3% from $12.8 million for the year ended December 31, 1993.

     As a result of the above factors, for the year ended December 31, 1995, EBITDA increased 43.6% to $201.1 million (36.4% of Net Revenues) compared to $140.0 million (34.0% of Net Revenues) for 1994. EBITDA for the year ended December 31, 1994 increased by 39.7% from $100.2 million (32.2% of Net Revenues) for the year ended December 31, 1993. The increase in EBITDA margins from 1994 to 1995 and from 1993 to 1994 was primarily attributable to the improved revenue performance of operations opened in 1992 through 1994.

     Interest expense for the years ended December 31, 1995, 1994 and 1993 was $102.8 million, $53.7 million and $32.8 million, respectively. These increases in interest expense were primarily due to the average level of indebtedness outstanding during these years. The average level of indebtedness outstanding during 1995, 1994 and 1993 was approximately $916.6 million, $490.2 million and $302.0 million, respectively. Included in interest expense for 1995 was the write-off of approximately $6.6 million of debt issuance costs related to the amended and restated $450.0 million credit agreement.

     Interest income for the year ended December 31, 1995 was $6.5 million, compared to $3.1 million for 1994. The interest income in 1995 was the result of investing the remaining net proceeds of the 10.125% Senior Subordinated Notes. The interest income in 1994 was a result of investing the remaining net proceeds of the 8.875% Senior Subordinated Notes.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's operations and expansion into new markets and product lines require substantial capital investment for the development and installation of wireless communications systems and for the procurement of pagers and paging equipment. Capital expenditures (excluding payments for PCS and SMR licenses and acquisitions) were $191.3 million and $120.4 million for the six months ended June 30, 1996 and 1995, respectively, and $312.3 million, $213.3 million and $145.6 million for the years ended December 31, 1995, 1994 and 1993, respectively. These investments have been funded by net cash provided by operating activities and borrowings. The Company's net cash provided by operating activities was $15.5 million and $34.9 million for the six months ended June 30, 1996 and 1995, respectively, and $160.6 million, $107.7 million and $81.7 million for the years ended December 31, 1995, 1994 and 1993, respectively. The increase in net cash provided by operating activities from 1994 to 1995 was $52.9 million, of which $32.3 million was due to an increase in accounts payable, arising from a significant amount of paging and other equipment purchased in the fourth quarter of 1995. Inventories increased from $14.1 million at December 31, 1995 to $32.3 million at June 30, 1996, largely due to purchases to support the Company's expanding third-party reseller and marketing affiliate distribution channels.

     In 1994 the Company acquired three nationwide narrowband PCS frequencies in an FCC auction at a cost of $197 million. In 1996 the Company participated in the FCC auction of SMR frequency licenses, and ultimately won two to four blocks of two-way spectrum across the United States for a total of $45.6 million. The Company is in the process of purchasing exclusive rights to certain of these SMR frequencies from incumbent operators. Expenditures for such purchases are estimated to total $200 million in 1996 and 1997.

     The Company intends to employ these PCS and SMR frequencies to build a two-way network over which it can deploy new products such as its new voice messaging service, VoiceNow[Registered Trademark]. The Company currently estimates that the capital expenditures to build the two-way network, exclusive of the costs of acquiring SMR frequencies and of VoiceNow[Registered Trademark] subscriber devices, may total approximately $200 million over 1996 and 1997.

     During 1995, the Company acquired certain paging assets of Comtech, SNET Paging, two subsidiaries of PageAmerica, Page Florida, International Paging Corp., and Celpage, including various frequencies and approximately 343,000 pagers in service. The payments for these purchases aggregated approximately $117.6 million, subject to increase or decrease based on post-closing events of certain acquisitions.

     The Credit Agreement provides for a $1.0 billion revolving loan. Under the Credit Agreement, the Company is able to borrow, provided it meets certain financial covenants, the lesser of $1.0 billion or an amount based upon a calculation which is reduced by total outstanding indebtedness for borrowed monies (as defined) and outstanding letters of credit. The amount available for borrowing is equal to a specified multiple of EBITDA for the most recently ended fiscal quarter multiplied by four. As of September 30, 1996, the Company had $405.5 million of borrowings outstanding including accrued interest under its Credit Agreement and had approximately $429.2 million available for additional borrowings. The Credit Agreement expires on December 31, 2004. The maximum borrowings which may be outstanding under the Credit Agreement begin reducing on June 30, 2001.

     On July 24, 1995 the Company completed an offering of $400 million of 10.125% Notes, the net proceeds of which were used to repay $68.9 million of revolving loans under a prior credit agreement and an aggregate of approximately $47.1 million was paid to complete certain acquisitions, with the balance used for frequency acquisitions, capital expenditures and general corporate purposes.

     The Company initially expects to invest approximately $100 million in its international operations through 1998, including approximately $32 million invested to date. Additional investments will depend on such factors as growth rates, new market opportunities and execution of financing plans that maximize value for the Company's stockholders.

     It is anticipated that 1996 net cash from operating activities will be insufficient to completely fund 1996 capital expenditures (including the costs to build the two-way network, but excluding frequency purchases and international opportunities), which are expected to exceed $470 million. A portion of these expenditures will be funded with existing cash and cash equivalents and additional borrowings. The Company currently estimates 1996 net additional borrowings may aggregate in excess of $250 million.

     It is anticipated that 1997 net cash from operating activities will be insufficient to completely fund 1997 capital expenditures (including the costs to build the two-way network, but excluding frequency purchases and international opportunities), which are expected to exceed $500 million.

     Inflation is not a material factor affecting the Company's business. Paging system equipment and transmission costs have not increased and pager costs have actually declined significantly over time; these lower costs have been reflected in lower prices charged to the Company's subscribers. General operating expenses such as salaries, employee benefits and occupancy costs are, however, subject to normal inflationary pressures.

RECENT DEVELOPMENTS

     On October 1, 1996, the Company announced that it expects to report consolidated Net Revenues for the third quarter of 1996 of approximately $180 million and EBITDA of approximately $65 million. EBITDA margins for such period are expected to be approximately 36 percent. The Company added approximately

562,000 net new subscribers in service during the quarter. These results include the impact from the Company's international operations, which accounted for approximately $2.5 million in EBITDA losses and approximately 12,000 net new subscribers in service. The Company's domestic EBITDA margins are expected to be approximately 37.5 percent.

     On October 16, 1996 the Company completed an offering of $500 million of 10% Notes, the net proceeds of which were used to repay approximately $414 million of revolving loans under its Credit Agreement, with the balance to be used for frequency acquisitions, capital expenditures and general corporate purposes. These Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.


                                  THE COMPANY

     The Company is the largest provider of paging services in the United States. As of June 30, 1996 the Company had approximately 7.9 million pagers in service in the United States, more than the combined number of pagers in service of the second and third largest U.S. providers of paging services. The Company provides paging services in all 50 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico, including local paging service in virtually all of the largest 100 markets (in population) in the United States. The Company believes that it is one of the fastest growing major providers of paging services in the United States and that it has the lowest cost operating structure, which enables it to compete aggressively on price while maintaining high quality service. See "Business -- Strategy."

     The Company provides local, wide area metropolitan, multi-state regional and nationwide paging service. Its digital transmission system reaches a geographic area containing more than 90% of the United States population. The Company currently provides numeric display and alphanumeric display as its basic types of paging service. All paging services can be used with the Company's PageMail[Registered Trademark] or PageMail Box[Service Trademark] voice messaging and personalized/automated answering services. In developing its paging systems, the Company seeks to achieve optimal building penetration and wide area coverage. As part of its paging operations, the Company sells, leases and repairs pagers. The Company is licensed by the FCC to provide service in the geographic markets in which it conducts paging operations. See "Business -- Regulation." In 1994 the Company acquired three nationwide narrowband PCS frequencies in an FCC auction at a cost of $197 million. In 1996 the Company participated in the FCC auction of SMR frequency licenses, and ultimately won two to four blocks of two-way spectrum across the United States for a total of $45.6 million. The Company is in the process of purchasing exclusive rights to certain of these SMR frequencies from incumbent operators. Expenditures for such purchases are estimated to total $200 million in 1996 and 1997. The Company intends to employ these PCS and SMR frequencies to build a two-way network over which it can deploy new products such as its new voice messaging service, VoiceNow[Registered Trademark].

     The Company's Net Revenues and the number of pagers in service with its subscribers have increased rapidly over the past five years. The Company's Net Revenues have grown from $111.2 million in 1990 to $552.6 million in 1995, a compound annual rate of approximately 38%, and EBITDA has increased from $39.3 million in 1990 to $201.1 million in 1995, a compound annual rate of approximately 39%. (EBITDA is not a measure defined in generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.) From January 1, 1990 to December 31, 1995, the number of pagers in service with subscribers of the Company (net of dispositions of paging operations) has grown at a compound annual rate of approximately 49%. The Company has incurred a net loss in each year except the year ended December 31, 1988. A significant contributing factor to these net losses has been the interest expense on borrowings by the Company to fund its growth and, in periods prior to 1991, to make cash distributions to stockholders. For the years ended December 31, 1991, 1992, 1993, 1994 and 1995, the Company had net losses of $9.3 million, $21.6 million, $20.0 million, $18.0 million and $44.2 million, respectively. For the years ended December 31, 1991, 1992, 1993, 1994 and 1995, the Company incurred interest expense of $25.4 million, $23.6 million, $32.8 million, $53.7 million and $102.8 million, respectively. At December 31, 1991 the total stockholders' equity of the

Company was $16.6 million and at December 31, 1992, 1993, 1994 and 1995, the stockholders' deficit of the Company was $4.8 million, $23.4 million, $39.9 million and $80.8 million, respectively.


    APPROXIMATE NUMBER OF PAGERS IN SERVICE WITH SUBSCRIBERS OF THE COMPANY

                                                                     INCREASE
                                                                    (DECREASE)      INCREASE
                                                      PAGERS IN      IN PAGERS      IN PAGERS      PAGERS IN
  FOR THE                                             SERVICE AT      THROUGH       THROUGH        SERVICE
YEARS ENDED                                           BEGINNING     ACQUISITIONS    INTERNAL       AT END
DECEMBER 31,                                          OF PERIOD    (DISPOSITIONS)    GROWTH       OF PERIOD
------------                                          ----------   --------------   ---------     ---------
   1982............................................         -0-        36,120            -0-        36,120
   1983............................................      36,120         5,150         18,451        59,721
   1984............................................      59,721           -0-         30,474        90,195
   1985............................................      90,195           -0-         28,555       118,750
   1986............................................     118,750           -0-         46,566       165,316
   1987............................................     165,316        (4,910)       100,197       260,603
   1988............................................     260,603       (20,656)       153,817       393,764
   1989............................................     393,764           -0-        230,411       624,175
   1990............................................     624,175       (31,323)       299,537       892,389
   1991............................................     892,389           -0-        389,254     1,281,643
   1992............................................   1,281,643           -0-        796,311     2,077,954
   1993............................................   2,077,954           -0-        990,615     3,068,569
   1994............................................   3,068,569           -0-      1,340,273     4,408,842
   1995............................................   4,408,842       343,412      1,985,653     6,737,907
   1996 (through June 30)..........................   6,737,907           -0-      1,143,857     7,881,764

     The Company is organized under the laws of the State of Delaware and conducts its domestic business through its wholly owned subsidiaries. The term "Company" as used herein refers to both the Company and its subsidiaries unless the context otherwise requires. The Company's executive offices are located at 4965 Preston Park Boulevard, Suite 600, Plano, Texas 75093. The telephone number of the Company's executive offices is (972) 985-4100.

                                    BUSINESS

HISTORY

     The Company commenced paging operations in June 1982 through the acquisition of established paging operations. Within two years of commencing operations, the Company had acquired six paging and related communications services enterprises, having an aggregate of approximately 41,000 pagers in service with subscribers as of their respective dates of acquisition by the Company. In 1983, the Company began to build new paging systems in geographic markets not previously served by the Company and since then has established 49 new independent paging operations in major metropolitan markets and regional clusters. As a result of its expansion, the Company had approximately 7.9 million pagers in service with its paging subscribers as of June 30, 1996.

PAGING INDUSTRY BACKGROUND

     The paging industry has been in existence since 1949 when the FCC allocated a group of radio frequencies for use in providing one-way and two-way types of mobile communications services. The industry grew slowly at first as the quality and reliability of equipment was developed and the market began to perceive the benefits of mobile communications. Many of the paging industry pioneers started in the business as an adjunct to their existing telephone answering service or mobile radio sales and service businesses.

     Equipment reliability improved dramatically in the 1970s, and potential customers gained a better understanding of the time savings and efficiencies that paging services could provide. In addition, the energy crisis of the early 1970s stimulated industry growth as people sought ways to conserve gasoline and increase motion efficiency.

     The 1980s saw the most significant developments in the industry. First came the introduction of the numeric display pager which supplanted tone and voice pagers as the most popular paging product; then the FCC allocated a block of additional frequencies which expanded the capacity of the industry and allowed new market entrants in markets where additional frequencies were previously unavailable; and finally, the industry began consolidating as certain Regional Bell Operating Companies made significant acquisitions of paging operations.

     Historically, the industry has been fragmented, with a large number of small local operators. Despite the acquisitions made by certain Regional Bell Operating Companies and the consolidation of the industry in the 1980s, at present there are still more than 600 licensed paging companies in the United States. However, management believes that approximately 50% of the pagers in service in the United States now are served by the six companies in the industry having the largest subscriber bases, of which the Company has the largest subscriber base.

     Although the growth rate of the paging industry is difficult to determine precisely, industry sources estimate that the number of pagers in service increased at a compound annual growth rate of approximately 28% during the five year period ended December 31, 1995. The Company believes there will be continued rapid growth in the number of subscribers for paging and other one-way wireless communications services like VoiceNow[Registered Trademark]. Industry sources estimate there were approximately 34 million pagers in service in the United States as of December 31, 1995.

PAGING OPERATIONS

     In general, paging provides a communications link to a paging service subscriber throughout the paging service area. Each paging subscriber is assigned a distinct telephone number which the caller dials to activate the subscriber's pager. When a telephone call for a subscriber is received at one of the Company's computerized paging terminals, the Company transmits a radio signal to the subscriber's pager (a pocket-sized radio receiver carried by the subscriber), which causes the pager to emit a beep or vibrate and, in most cases, to provide the subscriber with additional information from the caller. Depending on the type of pager in use, the subscriber may respond based on information displayed by the pager, or by calling his or her home or office to receive the message. A pager has an advantage over a landline telephone in that the pager's reception is not restricted to a single location and, compared to a cellular portable telephone, a pager is smaller, has a longer battery life, better building penetration and, most importantly, is substantially less expensive to use.

     The Company currently provides primarily two types of paging service: numeric display and alphanumeric display. A numeric display pager permits a caller to transmit to the subscriber a numeric message that may consist of a telephone number, an account number or coded information, and has the memory capability to store several such numeric messages that can be recalled by the subscriber when desired. Alphanumeric display paging service allows subscribers to receive and store messages consisting of both numbers and letters. The Company provides numeric display, tone-only and alphanumeric display service in all its markets.

     Numeric display paging service, which was introduced by the paging industry around 1980, represented approximately 93% of the Company's pagers in service at December 31, 1995. Alphanumeric display service, which was introduced in the mid-1980s, but which the Company has only recently begun to market aggressively, represented 6% of the Company's pagers in service at December 31, 1995.

     The effective operating radius of a paging transmitter is approximately 20 to 30 miles from the point of transmission and varies depending upon the terrain of the coverage area and the characteristics of the transmitter site. The Company's paging operations link paging transmitters in order to form networks.

     The Company's local paging service is offered in almost all United States population centers of 400,000 or more, which include virtually all of the largest 100 markets (in population) in the United States. Local paging provides service in a broad geographic area surrounding the population center and often includes smaller towns nearby. The Company's regional paging service options include multi-state areas. The Company's nationwide paging service, which is marketed under the name PageNet Nationwide[Registered Trademark] Paging, provides paging transmission service covering a geographic area containing more than 90% of the United States population in all 50 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico. The Company believes that it offers subscribers a superior nationwide paging service at competitive prices. In addition to the nationwide narrowband PCS frequencies acquired in the FCC auction, the Company has acquired three frequencies for its nationwide paging services.

     Primarily in conjunction with its numeric display and alphanumeric display paging services, the Company also provides voice messaging and personalized/ automated answering services, marketed under the names PageMail[Registered Trademark]or PageMail Box[Service Mark], enabling a caller to leave a recorded message that is stored in the Company's computerized message retrieval center. When a message is left, the subscriber is automatically alerted through a page and can retrieve the stored voice message by calling the Company's paging terminal. PageMail[Registered Trademark] or PageMail Box[Service Mark] are in use in conjunction with approximately 11.7% of the pagers in service with subscribers of the Company on June 30, 1996.

     The Company is working with Motorola, Inc. and Glenayre Technologies, Inc. to develop a new nationwide digital transmission network for advanced messaging services ("InFLEXion"). The first product to be introduced on the new network will be VoiceNow[Registered Trademark], which the Company commenced field testing in 1996. Unlike PageMail[Registered Trademark] and PageMail Box[Service Mark], which require that a subscriber call the Company's paging terminal to retrieve messages, VoiceNow[Registered Trademark] subscribers will carry a portable receiver, approximately the same size as an alphanumeric pager, that is capable of receiving, storing and playing brief voice messages.

     The Company has three distribution channels -- direct, indirect and its National Accounts Division. In the direct channel, the Company leases or sells pagers to customers and charges a monthly service fee for paging service. In the indirect channel, the Company sells pagers to third parties and provides paging service at reduced rates. The resellers, in turn, lease or resell the pagers to their own subscribers and resell the Company's paging service under marketing agreements. Through its National Accounts Division, the Company partners with other companies that are regional or national in scope with large client bases. These partners market the Company's paging services to their customers or potential customers, with the Company providing a variety of services, which can include pager leasing, customer service, order fulfillment, and billing. The following table sets forth the respective numbers and percentages of pagers that are (i) serviced directly by the Company, including certain of the units placed in service through its National Accounts Division,

(ii) serviced directly by the Company and owned by the subscribers and (iii) serviced by the Company through resellers and which may be owned by the third party resellers or by their subscribers.

                                OWNERSHIP OF PAGERS IN SERVICE WITH SUBSCRIBERS OF THE COMPANY

                                                                 DECEMBER 31,
              -------------------------------------------------------------------------------------------------------------------
                     1991                    1992                    1993                    1994                    1995
              ------------------      ------------------      ------------------      ------------------      -------------------
               NUMBER        %         NUMBER        %         NUMBER        %         NUMBER        %         NUMBER         %
              ---------    -----      ---------    -----      ---------    -----      ---------    -----      ---------     -----
Company
 owned......    994,149     77.6%     1,365,278     65.7%     1,741,934     56.8%     2,234,460     50.7%     3,355,449      49.8%
Subscriber
 owned......     96,813      7.5        162,382      7.8        206,086      6.7        232,896      5.3        339,237       5.0
Third
 party
 reseller...    190,681     14.9        550,294     26.5      1,120,549     36.5      1,941,486     44.0      3,043,221      45.2
              ---------    -----      ---------    -----      ---------    -----      ---------    -----      ---------     -----
   TOTAL....  1,281,643    100.0%     2,077,954    100.0%     3,068,569    100.0%     4,408,842    100.0%     6,737,907     100.0%
              =========    =====      =========    =====      =========    =====      =========    =====      =========     =====

     The increase in the Company's subscriber base serviced and owned by the Company in 1995 was primarily due to an increase in the Company's units placed in service by the direct sales force and by the creation of its National Accounts Division, which began to produce significant subscriber additions in mid-1995.

     The increase in the Company's subscriber base placed in service through resellers was largely due to the successful expansion of a program begun in 1990 that targeted the use of resellers to sell to market segments that the Company's direct sales force had been unsuccessful in reaching.

     Subscribers who buy pagers pay a monthly paging service fee if they contract with the Company for paging services, and they may contract additionally to receive repair service from the Company. For leasing subscribers, repair is included in the monthly rental charge, which is generally combined with the paging service charge for an "all-in-one" monthly fee. Generally there is no separate usage charge in either case. Leasing rates and purchase prices for pagers vary widely by market region, service type and the volume of pagers purchased or leased by the subscriber. The Company does not manufacture any pagers. Instead, it purchases the pagers that it sells and leases, primarily from a single manufacturer. See "System Equipment and Pagers" below.

STRATEGY

     The Company's strategy is to strengthen its industry leadership by continuing to provide superior paging and messaging services at prices generally below those of the competition. The Company intends to significantly increase its market share and the number of paging units in service in its direct and indirect sales channels and its National Accounts Division, by focusing on a variety of new products and services. The Company also intends to enhance the overall effectiveness of its nationwide digital transmission network for one-way messaging services. Key components of the Company's strategy include:

     LOW-COST STRUCTURE -- Management believes the key to its success in the paging and wireless communications industry is its ability to provide low-cost, high-quality service. The Company has achieved its status as a low-cost provider because of two primary factors. First, because the Company is one of the largest volume purchasers of pagers and paging infrastructure equipment, it is able to obtain volume discounts not available to many of its competitors. Second, the Company has made investments which improve the efficiency of its operations, including investments in administrative and customer information systems and high-quality, large-capacity transmission systems which allow the Company to serve more customers on fewer frequencies and to operate with less manpower.

     CONTINUED GROWTH IN CORE PAGING BUSINESS -- The Company currently provides local, regional and nationwide paging services utilizing primarily numeric display and alphanumeric display pagers, with voice mail available as a supplemental service. The Company is also the exclusive wireless provider of CNN news, sports, and financial market headlines. In 1995, exclusive of acquisitions, pagers in service with subscribers of the Company grew by approximately 2 million units, or 45%. Through a combination of increased penetration and market share gains, the Company believes its core paging business will continue to provide significant future growth.

     SUPERIOR GEOGRAPHIC COVERAGE AND NETWORK INFRASTRUCTURE -- The Company believes that its geographic coverage and state-of-the-art paging network combine to provide a superior paging service. The Company provides paging services in virtually all of the largest 100 markets (in population) in the United States and its paging system reaches more than 90 percent of the U.S. population. The Company utilizes state-of-the-art network infrastructure equipment which enables it to service a high number of pagers per frequency, lowering the Company's infrastructure expenditure per subscriber.

     SPECTRUM -- The Company believes that it has accumulated sufficient spectrum to accommodate growth across the country for the foreseeable future and considers its extensive spectrum holdings to be one of its most important strategic assets. The Company has five nationwide frequencies for its paging services, more than any other paging provider, and significant local frequencies in the major U.S. markets. In addition, in 1994 the Company acquired three nationwide narrowband PCS frequencies in an FCC auction at a cost of $197 million. In 1996 the Company participated in the FCC auction of SMR frequency licenses, and ultimately won two to four blocks of two-way spectrum across the United States for a total of $45.6 million. The Company is in the process of purchasing exclusive rights to certain of these SMR frequencies from incumbent operators. Expenditures for such purchases are estimated to total $200 million in 1996 and 1997. Total SMR frequency acquired is expected to approximate three times the frequency acquired in the 1994 PCS auctions.

     The Company will utilize the PCS and SMR frequencies to offer products requiring two-way service, such as VoiceNow[Registered Trademark] and low-cost, nationwide alphanumeric service. To increase network capacity, a paging carrier can either add additional transmitters to the system or utilize additional spectrum. The Company believes utilizing SMR frequencies, rather than adding transmitters, will provide a greater return on investment and allow for significantly greater numbers of subscribers.

     TWO WAY WIRELESS SERVICES -- The Company is working with Motorola, Inc. and Glenayre Technologies, Inc. to deploy a new nationwide two-way digital transmission network using its PCS and SMR frequencies which it believes will be the highest quality, most extensive and most cost-effective network of its kind in the country. This network will represent the next generation of wireless messaging technology, with greater speed and capacity than existing networks. Management believes that this network and the Company's nationwide frequencies will offer significant strategic opportunities. While paging will remain the Company's core business, this network will be a strategic asset that allows further penetration of the business market with new communications services and new opportunities for growth in the consumer market.

- VOICENOW[Registered Trademark] -- The new two-way network will initially be used primarily for VoiceNow[Registered Trademark], the Company's new digitized voice messaging service, which the Company is currently field testing. Because of its features, the Company believes VoiceNow[Registered Trademark] will appeal to the consumer market not traditionally reached by paging services as well as businesses. VoiceNow[Registered Trademark] subscribers will carry a portable receiver, approximately the same size as an alphanumeric pager, that is capable of receiving, storing and playing brief digitized voice messages. The Company expects to price the VoiceNow [Registered Trademark] service at approximately $9.95 per month for local service plus the lease of the subscriber device. Each subscriber will be assigned a distinct telephone number which the caller dials to leave a voice message. When the voice message for a subscriber is received at one of the Company's computer terminals, the terminal directs the network to broadcast a short radio signal to the VoiceNow[Registered Trademark] device. The device will send a reply signal which will allow the network to identify the subscriber's location. The voice message will then be sent to the device typically via the transmitter closest to the subscriber. The device will emit a tone or vibrate to alert the subscriber that a voice message has been received and stored in the device. The subscriber can then listen to the message at any time. The device will have a volume control so that the subscriber can listen to the voice message in confidence or can allow other people to listen to it as well. The VoiceNow[Registered Trademark] network will be capable of confirming receipt of the message and resending it if it is not received without subscriber intervention. The Company anticipates that the initial devices will hold four minutes of messages (with any additional messages being stored on the Company's network for later delivery) and will have rewind, fast forward, cueing, pause and delete capabilities and a long (approximately six weeks) battery life. Once technological and marketing tests are complete, the Company intends to begin commercial deployment throughout the country. Based on the current schedule from the Company's vendors, the Company anticipates its product launch could begin by the end of 1996.

- OTHER NEW TWO-WAY WIRELESS SERVICES -- In addition to the traditional paging services and VoiceNow[Registered Trademark], the Company expects to introduce other two-way messaging products, such as a new, low-cost, nationwide alphanumeric paging and data messaging services. The new alphanumeric service is expected to be deployed over the Company's new nationwide two-way network in 1997. The new two-way network uses less spectrum by determining the location of the alphanumeric pager, and sending the message via typically the closest transmitter, rather than by all transmitters simultaneously. By utilizing the closest transmitter to send the message the costs of providing nationwide alphanumeric service approximates the cost of providing local alphanumeric service today. The Company expects that this new low-cost system will enable it to provide nationwide alphanumeric service to customers at lower prices and that this will increase the demand for alphanumeric paging and will expand the Company's market position.

     DISTRIBUTION -- The Company believes its distribution channels provide the broadest marketing reach in the industry. The Company uses three distribution channels -- direct, indirect and its National Accounts Division. In the direct channel, the Company leases or sells pagers to customers and charges a monthly fee for paging service. In the indirect channel, the Company sells pagers to third parties and provides paging service at reduced rates. The resellers, in turn, lease or resell the pagers to their own subscribers and resell the Company's paging service under marketing agreements. The reseller is responsible for customer service, billing, and other associated expenses. Through its National Accounts Division, the Company partners with other companies that are regional or national in scope with large client bases. These partners market the Company's paging services to their customers or potential customers, with the Company providing a variety of services, which can include pager leasing, customer service, order fulfillment, and billing. Throughout 1995 and 1996 the Company has been selected by a variety of companies to provide these services, including Citizens Telecom, Comcast Cellular, Communications Expo, GTE, MCI, Sprint, and TransNational Communications International. The Company believes these marketing affiliates, which primarily reach the consumer market, also offer an excellent means of selling, distributing and servicing its VoiceNow[Registered Trademark] product.

     INTERNATIONAL EXPANSION -- On April 1, 1996, the Company's wholly owned subsidiary, PageNet Canada, with its Canadian partner, Madison Venture Corp., commenced offering paging services in Canada. Based in Toronto, PageNet Canada currently offers paging services in Montreal, Ottawa, Quebec City, Toronto and Vancouver and provides paging transmission services covering a geographic area containing more than 90% of the Canadian population. As of June 30, 1996 PageNet Canada had approximately 6,000 paging units in service. In September 1996, the Company announced that it had purchased a 25% interest in Sociedad de Radiotelefonia Movil, S.A., which owns Compania Europea de Radiobusqueda, S.A. ("CERSA"), a Spanish paging company. The Company also announced that it had entered into an agreement to provide operational assistance to CERSA. The Company's agreement includes an option to acquire an additional 26% of CERSA if Spanish foreign ownership restrictions change to permit such ownership. CERSA, which began operations in 1993 and is currently the third largest paging carrier in Spain, with approximately 20% of the total paging units in service in Spain, provides local and nationwide paging services and has approximately 25,000 units in service. The Company is considering other opportunities for international expansion.

     Paging market penetration in many international markets is relatively low, and many such markets have only a small number of existing paging providers. The Company believes that in these areas its strategy of low-cost, high quality service is likely to be successful. The Company's goal is to create a portfolio of international operations. The Company expects to invest up to $100 million in this endeavor through 1998, including approximately $32 million invested to date. Additional investments will depend on such factors as growth rates, new market opportunities and execution of financing plans that maximize value for the Company's stockholders.

     ACQUISITION OF OTHER PAGING PROVIDERS -- The Company believes the paging industry will experience additional consolidation which may create strategic acquisition opportunities for the Company in the future. While much of the Company's future growth will be internally generated, management believes that the Company's current scale of operations now makes it possible to effectively and efficiently integrate acquired

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

paging operations into its own operations while maintaining its low-cost structure. The Company will continue to consider strategic acquisitions and combinations.

MARKETING

     The Company's paging services are marketed through a regionally-deployed direct sales force, some 6,000 nationwide resellers, and several marketing affiliates such as GTE, MCI, and Sprint. As of December 31, 1995, direct sales (which includes those from marketing affiliates) accounted for approximately 54% of the Company's overall pagers in service and the indirect channel (which include resellers and retailers) represented approximately 46%.

     The Company promotes its many products and services through the use of direct mail, print, radio, television, and Yellow Page advertising, telemarketing, and co-op programs.

     All of the Company's sales representatives that support the direct channel are located in field locations across the U.S. and Canada. Historically, a majority of the Company's subscribers were generated through the direct sales force. The direct sales market should continue to increase and remain an important source of new subscribers.

     The Company provides services under marketing agreements with third-party marketing organizations, or "resellers," in bulk quantities at wholesale rates that are lower than the Company's retail rates through its direct sales channel. The resellers endeavor to resell the Company's services to end users or retailers who, in turn, market to the end user for a higher price. The Company's costs of handling and billing bulk reseller accounts are generally lower than the costs of handling and billing its other accounts. The portion of the Company's subscriber base placed in service through resellers accounted for approximately 37% of the Company's pagers in service at December 31, 1993, approximately 44% at December 31, 1994 and approximately 45% at December 31, 1995. Resellers represented approximately 61% of the Company's net unit additions during 1994, and approximately 47% of the Company's net unit additions during 1995. The successful expansion of the reseller program that began in 1990 targeted the use of resellers to those market segments which it was not cost-effective for the Company's direct sales force to reach. Management believes that this sales channel generates attractive incremental cash flow contribution and enables the Company to increase operating efficiencies and lower per unit costs by further amortizing its network infrastructure investment over a larger subscriber base. In addition, because other companies bear the economic burden of pager capital investment, direct selling expense, and certain administrative costs, management believes that the resulting cash flow stream from pagers serviced through resellers represents an attractive return on the Company's total capital investment.

     The Company's National Accounts Division represents a large growth area for the Company. Paging units and services are offered to potential customers through business arrangements with national companies that have large customer bases. The Company also handles the fulfillment for the national accounts through its National Accounts Division locations in Richardson and Plano, Texas.

     Subscribers to the Company's paging and other communications services are generally individuals and organizations whose businesses require a high degree of mobility or involve multiple work locations. Typical paging subscribers include, among others, medical personnel, sales and service organizations, specialty trades, construction and manufacturing companies, and governmental agencies.

     The Company is not dependent on any single customer. No single subscriber or reseller accounted for more than 2.6% of the Company's Net Revenues in 1995.

SYSTEM EQUIPMENT AND PAGERS

     The equipment used in the Company's paging operations is available for purchase from multiple sources, and the Company anticipates that equipment and pagers will continue to be available to the Company in the foreseeable future, consistent with normal manufacturing and delivery lead times. Because of the high degree of compatibility among different models of transmitters, computers and other paging equipment manufactured by suppliers, the Company is able to design its systems without being dependent upon any single source of

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

such equipment. The Company continually evaluates new developments in paging technology in connection with the design and enhancement of its paging systems and selection of products to be offered to subscribers.

     The Company does not manufacture any of the pagers or related transmitting and computerized paging terminal equipment used in the Company's paging operations. In order to achieve significant cost savings from volume purchases, the Company currently purchases a vast majority of its pagers from Motorola, Inc. The Company purchases its transmitters from three competing sources and its paging terminals from Glenayre Technologies, Inc., a manufacturer of mobile communications equipment. Motorola, Inc. will provide VoiceNow[Registered Trademark] subscriber devices to the Company. Motorola, Inc. and Glenayre Technologies, Inc. will provide the transmission and network equipment for VoiceNow[Registered Trademark]. Motorola, Inc. has agreed to sell its VoiceNow[Registered Trademark] subscriber devices to the Company on a first-to-market basis in the United States for a period of six months from beta system acceptance by the Company. After the end of this six-month period, Motorola, Inc. may provide VoiceNow[Registered Trademark] subscriber devices to other companies. Glenayre Technologies, Inc. has agreed to a commercial exclusivity period relating to the deployment of the PCS InFLEXion system, which is used to provide VoiceNow[Registered Trademark]. Glenayre Technologies, Inc. agreed to delay the commercial turn-on of InFLEXion systems for other service providers in the United States, Canada, and Brazil until an InFLEXion portable pager device is commercially available to paging service providers other than the Company, or April 1, 1997, whichever is earlier.

     The Company's rapid expansion, including greater market share of existing markets, requires significant capital expenditures, including purchases of additional transmitters, paging terminals, and new pagers.

COMPETITION

     The Company experiences direct competition from one or more competitors in all the locations in which it operates. Competition for subscribers to the Company's paging services in most geographic markets is based primarily on price, quality of services offered and the geographic area covered. The Company believes that its price, quality of its services and its geographic coverage areas generally compare favorably with those of its competitors.

     Although some of the Company's competitors are small privately-owned companies serving only one market area, others are subsidiaries or divisions of larger companies, such as regulated Bell operating companies, that provide paging services in multiple market areas. In addition, the industry has been experiencing a significant amount of consolidation over the last year, as various competitors attempt to expand their service area and market share. Among the Company's competitors are AT&T Wireless Messaging, Air Touch Communications, Inc., Arch Communications Group, Inc., and MobileMedia Communications, Inc. (using the trade name MobileComm via their recent acquisition of the MobileComm subsidiary of Bell South). Certain of these competitors possess financial resources greater than those of the Company.

     A variety of wireless two-way communication technologies, including cellular telephone service, narrowband and broadband personal communications services, Enhanced Specialized Mobile Radio, and mobile satellite services, are currently in use or under development. Although these technologies currently are more highly priced than paging services or are not commercially available, technological improvements could result in increased capacity and efficiency for wireless two-way communication and, accordingly, could result in increased competition for the Company. In addition, future technological advances in the telecommunications industry could create new services or products competitive with the paging services currently provided by the Company. Recent and proposed regulatory changes by the FCC are aimed at encouraging such technological advances and new services, such as narrowband and broadband PCS, which will increase the amount of spectrum available for paging or similar services. There can be no assurance that the Company would not be adversely affected in the event of such technological change.

REGULATION

     The Company's paging operations are subject to regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). Currently, paging services are offered over radio frequencies the FCC has allocated for either common carrier or private carrier use. A radio common carrier

("RCC") is generally licensed with respect to a specific radio frequency in a particular locality or region. Private carrier paging ("PCP") licenses may be on either exclusive or shared frequencies, as discussed below. The Company's operations are all classified as Commercial Mobile Radio Services ("CMRS") and are subject to common carrier regulation by the FCC. The FCC has granted the Company RCC and PCP licenses to use the radio frequencies necessary to conduct its paging operations. Licenses issued by the FCC to the Company set forth the technical parameters, such as power strength and tower height, under which the Company is authorized to use those frequencies.

     In late 1993, the FCC separated the frequencies used for PCP into two groups. The larger group of frequencies, which the Company utilizes in its operations, are available only on an exclusive basis. The FCC has recognized three types of exclusivity: local, regional and national, each requiring a specified number of transmission sites to qualify. Licensees granted local and regional exclusivity will receive the exclusive right to use the specific frequency in the area served by their system as defined by coverage contours and separation requirements. Licenses granted nationwide exclusivity will have the sole right to use that frequency anywhere in the United States, not just in the specific areas they actually serve. Any exclusivity rights granted by the FCC are subject to continued sharing with facilities in place or applied for on or prior to October 14, 1993. Exclusivity rights with respect to a proposed local, regional or nationwide system may be lost if the licensee fails to actually build and place the system in operation with the required number of transmitters.

     The Communications Act was amended in August 1993 ("August 1993 Amendments") to permit the FCC to grant applications for new services which are mutually exclusive by competitive bidding including broadband and narrowband PCS. The August 1993 Amendments also required the FCC to conduct a rulemaking to determine whether non-assigned frequencies for existing services will be auctioned. The August 1993 Amendments do not permit auctions to be used for license renewals or license modifications. The FCC has initiated a rulemaking proceeding in which it is considering changes to its application process for RCC and PCP frequencies. The FCC will likely adopt a competitive bidding process for all paging frequencies and may choose to rely on geographic parameters rather than transmitter coverage contours, i.e., market area licensing, for licenses awarded in the competitive bidding process. Market area licensing proposals will require additional coverage area for the Company's frequencies to be purchased at auction. In the interim, subject to the exclusivity rules, the FCC is only accepting certain applications to enable carriers to modify existing paging systems. The Company believes that a reasonable process for assigning licenses by competitive bidding will be beneficial in that the Company will have a greater degree of control over whether it obtains licenses that it desires in order to offer additional service(s) than it did under the lottery, comparative hearing or other assignment processes which the FCC has used.

     At the first such auction, held in July 1994, the Company was a successful bidder for three newly allocated nationwide narrowband PCS frequencies which it will hold on an exclusive basis. Current FCC regulations do not permit the Company to acquire more than three narrowband PCS licenses in any market and, because the Company has already acquired three nationwide narrowband PCS licenses, prohibit the Company from participating in further narrowband PCS auctions. In April, 1996, the FCC auctioned frequencies in the 900 MHz range, which previously have been utilized for SMR services, and the Company acquired 126 such licenses across the United States for a total cost of $45.6 million. The Company participated in this auction as a method of obtaining additional frequencies for future needs. The Company is in the process of purchasing exclusive rights to certain of these frequencies from incumbent operators. Each FCC license held by the Company has construction and operational requirements.

     The FCC licenses granted to the Company are varying terms of up to 10 years, at the end of which time renewal applications must be approved by the FCC. In the past, FCC renewal applications routinely have been granted in most cases upon a demonstration of compliance with FCC regulations and adequate service to the public. The FCC has granted each renewal license the Company has filed. Although the Company is unaware of any circumstances which would prevent the grant of any pending or future renewal applications, no assurance can be given that any of the Company's licenses will be renewed by the FCC. Furthermore, although revocation and involuntary modification of licenses are extraordinary regulatory measures, the FCC has the authority to restrict the operation of licensed facilities or revoke or modify licenses. No license of the Company has ever been revoked or modified involuntarily.

     The Communications Act requires licensees, such as the Company to obtain prior approval from the FCC of the transfer of control of any construction permit or station license, or any rights thereunder. The Communications Act also requires prior approval by the FCC of acquisitions of other paging companies by the Company and transfers by the Company of a controlling interest in any of its licenses or construction permits, or any rights thereunder. The FCC has approved each acquisition and transfer of control for which the Company has sought approval. The Company also regularly applies for FCC authority to use additional frequencies, modify the technical parameters of existing licenses, expand its service territory, provide new services and modify the conditions under which it provides service. Although there can be no assurance that any requests for approval of applications filed by the Company will be approved or acted upon in a timely manner by the FCC, or that the FCC will grant the relief requested, subject to the forthcoming rules for competitive bidding, the Company knows of no reason to believe any such requests, applications or relief will not be approved or granted. The Company makes no representations, however, about the continued availability of additional frequencies used to provide paging services.

     The Communications Act also limits foreign ownership of entities that directly or indirectly hold certain licenses from the FCC, including certain of those held by the Company. Because the Company holds licenses from the FCC only through its subsidiaries, up to 25% of the Company's stock can be owned or voted by aliens or their representatives, a foreign government or its representatives, or a foreign corporation. If the Company were to directly hold FCC licenses, the Communications Act would allow up to 20% of the Company's stock to be owned or voted by aliens or their representatives, a foreign government or its representatives, or a foreign corporation. Based upon information obtained by it, the Company believes that substantially less than 25% of its issued and outstanding common stock is owned by aliens or their representatives, foreign governments or their representatives or foreign corporations.

     The Company obtains telephone numbers for its paging service from the predominant local telephone company, which is known as the Numbering Plan Area ("NPA") Code Administrator. Under the 1996 Act, the FCC has adopted a process through which telephone company administrators are intended to be replaced by neutral third parties in 1997. Increased demand for numbers, particularly in metropolitan areas, is causing depletion of numbers in certain area codes ("NPA codes"). As this occurs, the Code Administrator devises a relief plan. Recent plans have included certain elements that could impact on the Company's operations including the take-back of numbers already assigned for use and service-specific plans whereby only certain services, such as paging and cellular, would be assigned numbers using a new NPA code. The Company, along with two other paging companies, filed a request for declaratory ruling with the FCC to establish federal policies that will preclude discriminatory and unfair elements of relief plans. In January 1995 the FCC issued a declaratory ruling substantially granting the relief requested by the Company and prohibiting unreasonable discrimination in assigning numbers. Subsequently, certain participants to state proceedings continue to advocate numbering relief plans contrary to the FCC's ruling. The Company can provide no assurance that such plans will not be adopted by a state commission. In addition, the Company is actively participating at the state level in proceedings before public service commissions where individual NPA code relief plans are being filed for approval and contain objectionable elements.

     In addition to potential regulation by the FCC, several states have the authority to regulate paging services, except where such regulation constitutes rate or entry, both of which have been preempted by the August 1993 Amendments, as interpreted by the FCC. Appeals of the FCC action with respect to rate regulation are pending, but the Company believes the FCC will be upheld in its preemption of rate regulation by state commissions. A few states have also indicated that they are considering continuing to assert jurisdiction over transfers of paging company's assets or operations. Nevertheless, all state approvals of acquisitions or transfers made by the Company have been approved, and the Company knows of no reason to believe such approvals will not continue to be granted in connection with any future requests, even if states exercise that review. The August 1993 Amendments do not preempt state regulatory authority over other aspects of the Company's operations, and some states may choose to exercise such authority.

     On February 8, 1996, the Telecommunications Act of 1996 (the "1996 Act") was signed into law. This new legislation amends the Communications Act of 1934, as amended, and modifies the Consent Decrees governing the provision of telecommunications services by the Bell Operating Companies and the GTE

Companies. The new legislation is intended to promote competition in local exchange services through the removal of legal or other barriers to entry. Under the 1996 Act, the Bell Operating Companies and other local exchange carriers may be permitted to jointly market commercial mobile service in conjunction with their traditional local exchange services. It imposes upon all telecommunications carriers the duty to interconnect with the facilities and equipment of other telecommunications carriers. The FCC has interpreted the 1996 Act to require local exchange carriers to compensate wireless carriers if terminating LEC originated calls on the wireless carrier's network. Simultaneously, the FCC found unlawful certain charges levied against paging carriers in the past that have been assessed on a monthly basis for the use of certain network facilities, including telephone numbers. These findings by the FCC will be challenged at the FCC and in the courts. The Company cannot predict with certainty the ultimate outcome of these proceedings. For paging carriers, compensation amounts may be determined in subsequent proceedings either at the federal or state level, or may be determined based on negotiations between the local exchange companies, and the paging carriers. Any agreements reached between the local exchange carriers and paging companies may be required to be submitted to state regulatory commissions for approval. The 1996 Act, as ultimately interpreted by the appropriate regulatory bodies, may require commercial mobile service providers such as the Company to contribute to "Universal Service" or other funds to assure the continued availability of local exchange service to high costs areas as well as contribute funds to cover the costs of number portability and dialing parity implementation. It limits the circumstances under which states and local governments may deny a request by a commercial mobile service provider to place facilities, and gives the FCC the authority to preempt the states in some circumstances.

TRADEMARKS

     The Company markets its paging and related services under various names and marks, including PageNet[Registered Trademark], PageMail[Registered Trademark], PageMate[Registered Trademark], Voice Now[Registered Trademark], PageNet Nationwide[Registered Trademark], SurePage[Registered Trademark], FaxNow[Registered Trademark], MessageNow[Registered Trademark] and the
Company's "beeper man" logo, all of which are federally registered service marks. The Company's federal mark registrations expire at various times between 2000 and 2005, unless they are then renewed by the Company. The Company has filed applications with the United States Patent and Trademark Office to register additional names and marks.

CORPORATE ORGANIZATION

     The Company conducts its domestic operations through 50 wholly owned subsidiaries of the Company, each of which operates in a specified geographic area. The Company's subsidiaries operate as largely independent business units, consistent with senior management's philosophy that a decentralized organization is more responsive to market demands and provides greater incentives to employees. Each subsidiary makes its own staffing, administrative, operational and marketing decisions within guidelines established by the senior executive officers of the Company in the annual budget process. Except for his or her participation in the Company's stock option plans, the General Manager of each subsidiary is compensated primarily on the basis of the performance of the subsidiary over which he or she has oversight responsibility without regard to the performance of other subsidiaries of the Company.

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

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


                                   PAGING NETWORK, INC.



                                   By: /S/  KENNETH W. SANDERS
                                       ---------------------------------------
                                       Kenneth W. Sanders
                                       Senior Vice President - Finance,
                                       Treasurer, Chief Financial Officer and
                                       Assistant Secretary

Dated:  October 22, 1996

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